Exhibit 99.1

AGS REPORTS First QUARTER 2023 RESULTS

First Quarter 2023 Highlights:

•	Total Revenue Increased 14% Y/Y to a Record $83.2 Million; Up Sequentially for the Ninth Straight Quarter
•	Net Loss Improved Y/Y to $334 Thousand
•	Adjusted EBITDA Reached a First Quarter Record $36.5 Million
•	Domestic EGM Recurring Revenue Grew by 10% Y/Y; Second Consecutive All-Time Quarterly Record
•	Global EGM Sales Topped 1,100 Units; Unique Customer Count Up by Over 45% Y/Y
•	Domestic Premium EGM Mix Eclipsed 15% at Quarter End; Footprint Has Grown for Thirteen Quarters in a Row
•	Table Product Revenue Grew by Over 15% Y/Y to a Record $4.1 Million
•	Remain on Target to Exit 2023 With Net Leverage in the Range of 3.25x to 3.75x

LAS VEGAS, MAY 9, 2023 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company"), a designer and developer of equipment and services solutions for the global gaming industry, today reported operating results for the first quarter ended March 31, 2023.

Commenting upon the Company's first quarter results, AGS President and Chief Executive Officer David Lopez said, "Our record-setting first quarter revenue and adjusted EBITDA performance is yet another testament to the way in which the strategic investments we have made in our people and products over the past several years have strengthened the underlying resiliency and vibrancy of our business. Supported by what I view as the strongest team and most compelling new product lineup in AGS's history, I am extremely excited about what lies ahead for the Company and our shareholders."

Kimo Akiona, AGS Chief Financial Officer added, "As an organization, we remain singularly focused on optimizing our operating and capital deployment efficiency to further de-lever our balance sheet. Supported by our strong first quarter financial performance, the growing demand for our high-performing for-sale products, and the relative stability observed across our recurring revenue operations, we remain confident in our ability to exit 2023 with net leverage inside of our targeted 3.25 times to 3.75 times range, with an intermediate-term focus on returning net leverage inside of 3.0 times."

Summary of the Three Months Ended March 31, 2023 and 2022

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended March 31,

	2023	2022	% Change
Revenues:
EGM	$76,558	$66,906	14.4%
Table Products	4,094	3,480	17.6%
Interactive	2,523	2,471	2.1%
Total revenues	$83,175	$72,857	14.2%
Income from operations	$11,746	$5,678	106.9%
Net loss	$(334)	$(12,594)	(97.3)%
Loss per share	$(0.01)	$(0.34)	(97.1)%

Adjusted EBITDA:
EGM	$34,032	$30,195	12.7%
Table Products	2,251	1,829	23.1%
Interactive	220	742	(70.4)%
Total Adjusted EBITDA(1)	$36,503	$32,766	11.4%
Total Adjusted EBITDA margin(2)	43.9%	45.0%	(110 bps)

First Quarter 2023 Financial Results

•	Total revenue increased 14% year-over-year to a record $83.2 million compared to $72.9 million in Q1 2022. Table Products revenue advanced 18% versus the prior year to a record $4.1 million, supported by a more than doubling of our card shuffler revenue in connection with accelerating customer demand for our PAX S single-deck shuffler, consistent growth within our installed base of industry-leading table game progressives, and further adoption of our AGS Arsenal site license offering. EGM revenue increased 14% year-over-year, paced by EGM sales revenue growth of over 20%, further recovery in our Mexico gaming operations business, with revenues up by over 15% year-over-year, and the achievement of record domestic EGM gaming operations revenue for the second consecutive quarter. Interactive revenue increased 2% versus the prior year, as outsized growth within our Real Money Gaming ("RMG") business was partially offset by an anticipated decline in social casino revenue as we continue to strategically re-orient our segment-level technical and commercial resources to maximize profitable revenue growth within the RMG channel. Total revenue improved approximately 2% over the then record $81.7 million delivered in Q4 2022, representing our ninth consecutive quarter of sequential total revenue growth.
•

Gaming operations, or recurring revenue, increased 10% year-over-year to $58.6 million, accounting for over 70% of our consolidated Q1 2023 revenue mix. Domestic EGM recurring revenue grew to a record $47.7 million, up 10% year-over-year and approximately 2% ahead of the previous record of $46.8 million set in Q4 2022. Our growing premium game mix, the expanded depth and diversity of our core content offering, which has benefitted our capital-light installed base optimization initiatives, and a stable domestic gaming macroeconomic backdrop supported our record Q1 2023 Domestic EGM recurring revenue performance. International EGM recurring revenue advanced by more than 15% year-over-year, paced by encouraging macroeconomic trends throughout Mexico, further installed base optimization, and favorable foreign exchange movements. International EGM recurring revenue has increased sequentially for eleven consecutive quarters. Table Products recurring revenue increased 9% year-over-year to $3.7 million, supported by a more than doubling of revenue generated by our growing card shuffler installed base, while Interactive revenue increased 2% year-over-year.

•	We generated a net loss of $334 thousand in Q1 2023 compared to a net loss of $12.6 million in the prior year period. The year-over-year decrease in our reported net loss was predominantly driven by our strong year-over-year revenue growth and the inclusion of approximately $8.5 million in non-recurring costs in the prior year period related to our February 2022 debt refinancing. These items were partially offset by the slightly higher interest expense incurred in Q1 2023 as a result of the move higher in market-level interest rates.
•

Total Adjusted EBITDA (non-GAAP)(1) increased 11% year-over-year to a Q1 record $36.5 million compared to $32.8 million in Q1 2022. Year-over-year Adjusted EBITDA growth within the Table Products and EGM segments of approximately 23% and 13%, respectively, was partially offset by a decline within the Interactive segment, as we continued to strategically invest in the business to strengthen our RMG customer account management capabilities, accelerate the flow of new AGS game content into the North American RMG channel and diversify our online content offering into new game categories, including instant win and table games.

•

Total Adjusted EBITDA margin (non-GAAP)(1) was 43.9% compared to 45.0% in Q1 2022. The modest year-over-year change in our Adjusted EBITDA margin reflects the annualization impact of strategic headcount-related investments initiated in 2022 to support our longer-term growth initiatives and market-level inflationary cost adjustments, partially offset by continued revenue growth across our higher-margin recurring revenue channels.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps").

EGM

Three Months Ended March 31, 2023 compared to Three Months Ended March 31, 2022

(Amounts in thousands, except unit data)	Three Months Ended March 31,

	2023	2022	$ Change	% Change
EGM segment revenues:
Gaming operations	$52,413	$47,296	$5,117	10.8%
Equipment sales	24,145	19,610	4,535	23.1%
Total EGM revenues	76,558	66,906	9,652	14.4%

EGM Adjusted EBITDA	$34,032	$30,195	$3,837	12.7%

EGM Business Segment Key Performance Indicators ("KPI's")
EGM gaming operations:
EGM installed base:
Class II	11,244	11,215	29	0.3%
Class III	5,116	4,700	416	8.9%
Domestic installed base, end of period	16,360	15,915	445	2.8%
International installed base, end of period	6,248	7,197	(949)	(13.2)%
Total installed base, end of period	22,608	23,112	(504)	(2.2)%

EGM revenue per day ("RPD"):
Domestic revenue per day	$32.82	$30.79	$2.03	6.6%
International revenue per day	$8.29	$6.17	$2.12	34.4%
Total revenue per day	$26.06	$23.13	$2.93	12.7%

EGM equipment sales
EGM units sold	1,121	955	166	17.4%
Average sales price ("ASP")	$19,587	$19,276	$311	1.6%

EGM Quarterly Results

Domestic Gaming Operations (3)
•

Domestic EGM gaming operations, or recurring revenue, increased 10% year-over-year to a record $47.7 million, exceeding the previous record of $46.8 million, established in Q4 2022, by approximately 2%. A nearly 50% year-over-year increase in our premium EGM installed base, further deployment of our first-ever high-denomination game content and chart-topping Spectra gaming cabinet, continuous installed base optimization efforts, and a stable gaming macroeconomic backdrop drove our improved quarterly recurring revenue performance versus the prior year. Domestic EGM recurring revenue established a new record for the third time in the past four quarters and topped $45 million for the fourth consecutive quarter. Recurring revenue accounted for over 65% of the total domestic EGM revenue generated in Q1 2023.

•

Our domestic EGM installed base expanded to 16,360 units at the end of Q1 2023, representing an increase of 445 units versus the prior year. Outsized growth within our premium EGM footprint, the placement of units with a third Texas tribal operator following the favorable U.S. Supreme Court ruling in June 2022, and a relatively stable core EGM installed base supported our year-over-year domestic EGM installed base expansion. Our domestic EGM installed base increased by 34 units versus the prior sequential quarter, marking the fourth consecutive quarter in which we were able to achieve quarterly sequential installed base growth. Continued penetration of the higher-yielding premium game market segment and further deployment of our Spectra gaming cabinet paced our sequential domestic EGM installed base growth in Q1 2023.

•

Our premium EGM installed base increased by nearly 50% year-over-year, accounting for over 15% of our domestic EGM installed base at the end of Q1 2023 compared to approximately 11% and 15% at the end of Q1 2022 and Q4 2022, respectively. Our premium EGM installed base increased by approximately 3% on a quarterly sequential basis, marking our thirteenth consecutive quarter of premium unit growth. Our premium EGM product offerings continue to deliver superior per unit economics, strengthening our reported domestic EGM RPD metrics and enhancing the returns we are able to achieve on our machine-related growth capital investments.

•

Domestic EGM RPD increased 7% year-over-year to $32.82, exceeding $30 for the eighth consecutive quarter. Outsized premium unit growth, further capital efficient installed base optimization, supported by our recent strategic R&D investments, and a stable gaming macroeconomic environment paced our improved Q1 2023 domestic EGM RPD performance. Domestic EGM RPD increased approximately 4% relative to the $31.46 achieved in Q4 2022, reflecting the continued benefit from the implementation of our company-specific yield optimization tools and generally accommodative macroeconomic trends across our served markets.

International Gaming Operations
•

International EGM gaming operations, or recurring revenue, totaled $4.7 million compared to $4.0 million in Q1 2022. The more than 15% year-over-year growth in International EGM recurring revenue reflects a consistent and broad-based recovery in macroeconomic conditions throughout Mexico, further successful implementation of our global installed base optimization initiatives, and favorable foreign exchange fluctuations. International EGM recurring revenue improved approximately 7% over Q4 2022 levels, marking the eleventh consecutive quarterly sequential increase.

•

Our international EGM installed base totaled 6,248 units at March 31, 2023, representing an increase of four units versus the prior sequential quarter, as we continue to observe stability within our international EGM installed base.

•

International EGM RPD increased by more than 30% year-over-year to $8.29, topping the $8 level for the first time since Q2 2019. We estimate International EGM RPD grew by over 20% on a constant-currency basis. International EGM RPD increased by approximately 9% over the $7.61 achieved in Q4 2022 and has improved sequentially for eleven consecutive quarters, reflecting the resilient performance of established AGS game franchises throughout the Mexico market, the continuous improvement in prevailing macroeconomic conditions within the country and favorable foreign exchange movements.

EGM Equipment Sales
•

We sold 1,121 EGM units globally in Q1 2023, an increase of over 15% compared to the 955 units sold in Q1 2022 and our highest level achieved since Q4 2019. A strategic focus on broadening our customer account penetration, particularly with larger multi-site corporate operators; the ability to leverage a deeper and more diverse suite of gaming content, including our first titles in the high-denomination segment, to increase average order size; continued outsized penetration of the Historical Horse Racing ("HHR") market, supported by the strength of our game performance; a steady recovery in core North American replacement unit demand; and additional complementary international sales contributed to our improved EGM unit sales performance versus the prior year. EGM unit sales increased modestly relative to the 1,116 units sold in Q4 2022 and have now grown sequentially in eight of the past nine quarters.

•

Average sales price ("ASP") was $19,587 versus $19,276 in Q1 2022, topping $19,000 for the sixth consecutive quarter. The sustained strength in our ASP performance reflects the premium pricing we have been able to command on our recently-launched Spectra UR43 cabinet, supported by its strong game performance, and continued implementation of our price integrity initiatives on our Orion Curve cabinet.

•

We sold units into 25 U.S. states, three Canadian provinces and one international jurisdiction outside of North America throughout Q1 2023, as we continue to successfully implement strategic initiatives intended to broaden our customer account penetration, particularly with larger corporate buyers. To that end, we sold units to over 110 unique customers during Q1 2023, representing a year-over-year increase of more than 45%.

Product Highlights
•

Our high-performing Spectra UR43 gaming cabinet continues to garner industry-wide acclaim, achieving the number one ranking in the "New Portrait Upright" category of the April 2023 Eilers-Fantini Cabinet Performance Report for the seventh consecutive month, with reported game performance of over two times house average. Spectra's initial launch titles, Long Bao Bao and Shamrock Fortunes, continue to support the cabinet's chart-topping performance, with each theme achieving a top-5 ranking in the "Core, Low-Denom Video Reel" category of the April 2023 Eilers-Fantini Game Performance Report. Spectra sales more than doubled sequentially to over 400 units, pushing our total footprint above 650 units. Supported by Spectra's strong launch title performance and the deep portfolio of over 30 titles under development to support the cabinet during its first year of commercialization, we expect demand for the cabinet to accelerate over the coming quarters.

•

Early returns from our recent strategic R&D investments were prominently reflected in the April 2023 Eilers-Fantini Game Performance Report, as AGS titles accounted for over 10% of the Quarterly Top 50 New Games in the "Core, Overall" category. We currently operate seven game development studios globally, capable of producing over 75 new titles per year across a variety of categories, including low-denomination, high-denomination and premium.

•

Orion Curve Premium continues to serve as our workhorse within the premium game segment. The Curve Premium installed base increased by over 10% on a quarterly sequential basis in Q1 2023 and grew by more than threefold versus the prior year, as the product continues to establish critical mass across both Class II and Class III jurisdictions. Our robust Curve Premium game theme pipeline, consisting of over 25 titles in development, the expanded breadth of our product configuration and merchandising offerings, and strategic targeting of latent customers should allow us to further broaden our penetration of the higher-yielding premium game segment throughout 2023.

(3) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended March 31, 2023 compared to Three Months Ended March 31, 2022

(Amounts in thousands, except unit data)	Three Months Ended March 31,

	2023	2022	$ Change	% Change
Table Products segment revenues:
Gaming operations	$3,706	$3,397	$309	9.1%
Equipment sales	388	83	305	367.5%
Total Table Products revenues	$4,094	$3,480	$614	17.6%

Table Products Adjusted EBITDA	$2,251	$1,829	$422	23.1%

Table Products unit information:
Table products installed base, end of period(4)	5,278	4,418	860	19.5%
Average monthly lease price	$230	$249	$(19)	(7.6)%

Table Products Quarterly Results

•	Gaming operations, or recurring revenue, increased 9% year-over-year to $3.7 million. Further penetration of the single-deck specialty game card shuffler market with PAX S, growing customer demand for our industry-leading progressive products, and greater customer adoption of our all-inclusive site license offering, the AGS Arsenal, all contributed to our improved recurring revenue performance versus the prior year. Recurring revenue accounted for over 90% of Q1 2023 total segment revenue.
•	Equipment sales revenue more than quadrupled versus the prior year, reaching a total of $388 thousand. Sales revenue benefited from further commercialization of our PAX S single-deck card shuffler and sales of other items within our diversified suite of table utility products.
•	Our installed base expanded by more than 225 units on a quarterly sequential basis to a record 5,278 units, led by an over 100 unit increase in our Bonus Spin Xtreme progressive installed base and a more than 45% increase in the number of shufflers installed on lease. Our installed base increased by 860 units year-over-year(4), supported by growth in all Table Product categories, including progressives, shufflers, side bets, and premium games.
•	Our average monthly lease price ("ALP") decreased approximately 8% year-over-year to $230, with the decline predominantly driven by a higher mix of units tied to an Arsenal site license contract, as the all-inclusive offering reduces per unit economics in return for a contracted revenue commitment, and an increase in trial units in connection with our PAX S rollout.
•	We ended Q1 2023 with over 1,875 progressive units installed, representing a year-over-year increase of more than 20%. Our Bonus Spin Xtreme ("BSX") progressive installed base expanded by over 25% sequentially and increased more than fourfold versus the prior year, eclipsing 500 units for the first time. At year end, BSX was installed in twenty different gaming jurisdictions throughout the United States and Canada.
•	Our PAX S specialty game card shuffler footprint surpassed 200 units at the end of Q1 2023, with units live in more than 40 unique casinos across 16 states and provinces. We successfully grew our PAX S footprint by over 60 units, and more than 40%, sequentially in Q1 2023. With PAX S approved in all major North American markets and supported by the overwhelmingly positive customer feedback we continue to receive on the product, we believe we remain in the very early stages of realizing PAX's true growth potential.
•	At year end, we were live with over 20 AGS Arsenal site licenses with a variety of tribal and commercial gaming operators. In January, we activated our second largest Arsenal deal to date, inked in conjunction with a recent new casino opening in Virginia. The Arsenal's compelling value proposition and our organizational commitment to investing in table product innovation continue to drive interest in our site license offering.
•	Table Products Adjusted EBITDA increased by over 20% year-over-year to $2.3 million. Adjusted EBITDA margin was 55.0% compared to 52.6% in Q1 2022, as our efficient cost management allowed us to realize significant operating leverage on our year-over-year revenue growth.

(4) As a result of a comprehensive review of our unit counts, the Table Products installed base and average monthly lease price have been revised in the prior period to reflect a more accurate count of the products on lease. The review resulted in no changes to revenues or Adjusted EBITDA.

Interactive

Three Months Ended March 31, 2023 compared to Three Months Ended March 31, 2022

(Amounts in thousands)	Three Months Ended March 31,

	2023	2022	$ Change	% Change
Interactive segment revenue:
Gaming Operations	$2,523	$2,471	$52	2.1%
Total Interactive revenue	$2,523	$2,471	$52	2.1%

Interactive Adjusted EBITDA	$220	$742	$(522)	(70.4)%

Interactive Quarterly Results

•	Interactive revenue totaled $2.5 million, representing an increase of 2% year-over-year and in line with the prior sequential quarter. RMG revenue accounted for over 80% of Q1 2023 segment-level revenue compared to 79% in Q1 2022.
•	RMG revenue increased approximately 5% year-over-year, eclipsing $2 million for the fourth consecutive quarter. The improving trends within our RMG business reflect the continued strong performance of player-favorite AGS game themes throughout the North American RMG market, the distribution of AGS content into new North American jurisdictions, and the activation of several impactful new B2C customer relationships. Revenues earned from North American-facing customers accounted for over 85% of Q1 2023 RMG revenue mix compared to approximately 78% in Q1 2022.
•	The Interactive segment delivered positive Adjusted EBITDA for the thirteenth consecutive quarter, as we remain committed to profitably scaling the business. Interactive Adjusted EBITDA declined versus the prior year, reflecting the impact of tactical investments intended to improve the cadence of brick-and-mortar game content releases into the North American RMG channel, expand the Company's content offering into new game genres, including instant win and table games, and strengthen its customer account management capabilities.
•	The Company's RMG game content catalog, consisting of over 30 proven AGS land-based titles, was live in nearly all of the most prominent regulated North American online jurisdictions as of March 31, 2023, with PA, MI and NJ serving as the highest revenue generating end markets.
•	Our high-performing online slot content portfolio is currently live with over 70 i-gaming operators globally. During Q1 2023, we activated relationships with 12 new B2C operator partners, including Draftkings Casino in NJ, Lottomatica in Italy and British Columbia Lottery Corporation ("BCLC") in Canada, the second largest Canadian provincial online gaming operator by gross gaming revenue.

Liquidity and Capital Expenditures

As of March 31, 2023, the Company had an available cash balance of $25.4 million and $40.0 million of availability under its undrawn revolving credit facility, resulting in total available liquidity of approximately $65 million.

The total principal amount of debt outstanding, as of March 31, 2023, was $569.9 million compared to $571.4 million at December 31, 2022. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, was approximately $544.5 million as of March 31, 2023, conveying a total net debt leverage ratio of 3.8 times(5).

First quarter 2023 capital expenditures totaled $13.7 million. Gaming equipment-related investments into the Company's EGM and Table Product installed bases accounted for approximately 60% of capital expenditures incurred in the quarter. The Company continues to expect full year 2023 capital expenditures to land in the range of $65 million to $70 million, inclusive of anticipated capitalized R&D expenditures.

2023 Net Leverage Target

Supported by our strong first quarter financial performance, the growing demand for our high-performing for-sale products, the relative stability observed across our recurring revenue operations, and our organizational focus on capital deployment discipline, we remain on track to exit 2023 with net leverage in the range of 3.25 times to 3.75 times.

(5) Total Adjusted EBITDA and Total Net Debt Leverage Ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

AGS leadership will host a conference call to review the Company's first quarter 2023 results on May 9, 2023, at 5 p.m. EDT. Participants may access a live webcast of the conference call, along with a slide presentation reviewing the quarterly results, at the Company's Investor Relations website http://investors.playags.com. A replay of the webcast will be available on the website following the live event. Those residing in the United States may access the call live by dialing +1 (833) 470-1428, while international participants may visit www.netroadshow.com/conferencing/global-numbers?confId=48517 to access a country-specific dial-in directory. The conference call access code is 138028.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming equipment suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Senior Vice President Corporate Operations and Investor Relations

investors@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2023 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	March 31,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$25,371	$37,891
Restricted cash	217	20
Accounts receivable, net of allowance of credit losses $1,652 and $1,974, respectively	64,599	59,909
Inventories	38,348	35,394
Prepaid expenses	6,313	4,020
Deposits and other	9,553	8,930
Total current assets	144,401	146,164
Property and equipment, net	80,030	82,361
Goodwill	289,154	287,680
Intangible assets	137,252	142,109
Deferred tax asset	8,284	7,893
Operating lease assets	11,556	11,198
Other assets	5,430	7,346
Total assets	$676,107	$684,751

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$10,415	$15,244
Accrued liabilities	31,804	37,262
Current maturities of long-term debt	6,036	6,060
Total current liabilities	48,255	58,566
Long-term debt	549,131	550,081
Deferred tax liability, non-current	2,445	2,048
Operating lease liabilities, long-term	10,531	10,413
Other long-term liabilities	10,788	14,282
Total liabilities	621,150	635,390

Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at March 31, 2023 and December 31, 2022; 37,904,589 and 37,789,131 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	379	378
Additional paid-in capital	408,979	406,436
Accumulated deficit	(353,486)	(353,125)
Accumulated other comprehensive loss	(915)	(4,328)
Total stockholders’ equity	54,957	49,361
Total liabilities and stockholders’ equity	$676,107	$684,751

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenues
Gaming operations	$58,642	$53,164
Equipment sales	24,533	19,693
Total revenues	83,175	72,857
Operating expenses
Cost of gaming operations(6)	11,756	10,269
Cost of equipment sales(6)	12,333	9,787
Selling, general and administrative	17,205	17,951
Research and development	10,789	10,210
Write-downs and other charges	204	93
Depreciation and amortization	19,142	18,869
Total operating expenses	71,429	67,179
Income from operations	11,746	5,678
Other expense (income)
Interest expense	13,704	9,473
Interest income	(357)	(209)
Loss on extinguishment and modification of debt	-	8,549
Other expense (income)	(78)	(8)
Loss before income taxes	(1,523)	(12,127)
Income tax benefit (expense)	1,189	(467)
Net income (loss)	(334)	(12,594)
Foreign currency translation adjustment	3,413	1,004
Total comprehensive income (loss)	$3,079	$(11,590)

Basic and diluted income (loss) per common share:
Basic	$(0.01)	$(0.34)
Diluted	$(0.01)	$(0.34)
Weighted average common shares outstanding:
Basic	37,811	36,990
Diluted	37,811	36,990

(6) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(334)	$(12,594)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,142	18,869
Accretion of contract rights under development agreements and placement fees	1,545	1,631
Amortization of deferred loan costs and discount	628	920
Write-off of deferred loan costs and discount	-	1,586
Cash paid for debt prepayment penalties to prior debt holders	-	848
Stock-based compensation expense	2,544	5,825
Provision for bad debts	10	105
Disposal of long-lived assets	83	93
Impairment of assets	121	-
Provision for deferred income tax (benefit)	591	199
Changes in assets and liabilities that relate to operations:
Accounts receivable	(4,393)	(5,264)
Inventories	(1,880)	(3,273)
Prepaid expenses	(2,286)	(2,797)
Deposits and other	(467)	(491)
Other assets, non-current	1,763	1,930
Accounts payable and accrued liabilities	(12,900)	(517)
Net cash provided by operating activities	4,167	7,070
Cash flows from investing activities
Business acquisitions, net of cash acquired	-	(4,750)
Proceeds from payments on customer notes receivable	598	137
Software development and other expenditures	(4,973)	(3,853)
Proceeds from disposition of assets	11	5
Purchases of property and equipment	(8,739)	(7,688)
Net cash used in investing activities	(13,103)	(16,149)
Cash flows from financing activities
Repayment of prior first lien credit facilities	-	-
Repayment of first lien credit facilities	(1,438)	(521,215)
Repayment of incremental term loans	-	(93,575)
Payment of financed placement fee obligations	(1,356)	(1,287)
Proceeds from term loans	-	569,250
Payment of deferred loan costs	-	(4,838)
Payment of debt prepayment penalties to prior debt holders	-	(848)
Payments of previous acquisition obligation	(55)	(154)
Payments on finance leases and other obligations	(504)	(291)
Repurchase of stock	(27)	(10)
Net cash used in financing activities	(3,380)	(52,968)
Effect of exchange rates on cash and cash equivalents	(7)	2
Net increase in cash, cash equivalents and restricted cash	(12,323)	(62,045)
Cash, cash equivalents and restricted cash, beginning of period	37,911	94,997
Cash, cash equivalents and restricted cash, end of period	$25,588	$32,952

Supplemental cash flow information:
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$882	$956
Leased assets obtained in exchange for new finance lease liabilities	$25	$35

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), income from operations, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net income (loss), income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of total revenues.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three Months Ended March 31,
(Amounts in thousands)
	2023	2022	$ Change	% Change
Net loss	$(334)	$(12,594)	$12,260	(97.3)%
Income tax (benefit) expense	(1,189)	467	(1,656)	(354.6)%
Depreciation and amortization	19,142	18,869	273	1.4%
Interest expense, net of interest income and other	13,269	9,256	4,013	43.4%
Loss on extinguishment and modification of debt(7)	-	8,549	(8,549)	(100.0)%
Write-downs and other(8)	204	93	111	119.4%
Other adjustments(9)	413	111	302	272.1%
Other non-cash charges(10)	2,454	2,190	264	12.1%
Non-cash stock-based compensation(11)	2,544	5,825	(3,281)	(56.3)%
Total Adjusted EBITDA	$36,503	$32,766	$3,737	11.4%

	Three Months Ended March 31,
(Amounts in thousands, except total Adjusted EBITDA margin)
	2023	2022	$ Change	% Change
Total revenues	$83,175	$72,857	$10,318	14.2%
Total Adjusted EBITDA	$36,503	$32,766	$3,737	11.4%
Total Adjusted EBITDA margin	43.9%	45.0%	(1.1)%	(110 bps)

(7) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written-off.

(8) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(9) Other adjustments are primarily composed of the following:

•

Costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, costs incurred related to public offerings, contract cancellation fees and other transaction costs deemed to be non-operating in nature;

•	Acquisition and integration related costs related to the purchase of businesses and to integrate operations and obtain costs synergies;
•

Restructuring and severance costs, which primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented; and

•	Legal and litigation related costs, which consist of payments to law firms and settlements for matters that are outside the normal course of business.

(10) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(11) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except total net debt leverage ratio)	March 31,	December 31,
	2023	2022
Total principal amount of debt	$569,863	$571,376
Less: Cash and cash equivalents	25,371	37,891
Total net debt	$544,492	$533,485
LTM Adjusted EBITDA	$142,380	$138,643
Total net debt leverage ratio	3.8	3.8

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Three Months Ended March 31, 2023
Net cash provided by operating activities	$4,167
Software development and other expenditures	(4,973)
Purchases of property and equipment	(8,739)
Free Cash Flow	$(9,545)

(Amounts in thousands)	Three Months Ended March 31, 2022
Net cash provided by operating activities	$7,070
Software development and other expenditures	(3,853)
Purchases of property and equipment	(7,688)
Free Cash Flow	$(4,471)